HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 2ND Lien Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,660
Total Outstanding Loan Balance	$69,812,872*	Min	Max
Average Loan Current Balance	$42,056	$4,582	$166,170
Weighted Average Original LTV	99.3%**
Weighted Average Coupon	10.92%	7.50%	13.74%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	10.92%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	641
Weighted Average Age (Months)	5
% First Liens	0.0%
% Second Liens	100.0%
% Arms	0.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Second lien loans will amount to approximately [$71,000,000] of the total [$1,600,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
7.50 - 7.50	1	31,811	0.0	7.50	100.0	654
8.01 - 8.50	30	1,793,073	2.6	8.44	99.4	693
8.51 - 9.00	36	1,794,994	2.6	8.86	99.6	677
9.01 - 9.50	47	2,406,199	3.4	9.41	99.7	653
9.51 - 10.00	291	12,669,072	18.1	9.88	99.4	667
10.01 - 10.50	239	10,297,642	14.8	10.32	99.4	656
10.51 - 11.00	255	11,364,919	16.3	10.89	99.2	637
11.01 - 11.50	183	7,307,053	10.5	11.41	98.8	613
11.51 - 12.00	309	11,442,580	16.4	11.90	99.2	606
12.01 - 13.74	269	10,705,531	15.3	12.51	99.2	638
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
496 - 500	1	14,456	0.0	12.00	100.0	496
526 - 550	3	91,743	0.1	10.16	98.2	542
551 - 575	3	135,937	0.2	12.99	100.0	567
576 - 600	387	13,631,425	19.5	11.60	99.2	590
601 - 625	381	14,597,243	20.9	11.26	99.2	613
626 - 650	365	15,258,921	21.9	10.86	99.2	638
651 - 675	269	12,964,266	18.6	10.50	99.6	662
676 - 700	129	6,410,424	9.2	10.37	98.7	687
701 - 725	65	3,618,846	5.2	10.28	99.4	712
726 - 750	39	2,132,321	3.1	10.38	99.8	737
751 - 775	14	814,218	1.2	9.94	100.0	762
776 - 784	4	143,072	0.2	10.64	99.9	780
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
4,581 - 50,000	1,200	34,666,300	49.7	11.03	99.2	632
50,001 - 100,000	385	26,182,185	37.5	10.83	99.2	645
100,001 - 150,000	73	8,638,771	12.4	10.83	99.7	662
150,001 - 166,170	2	325,617	0.5	9.36	100.0	665
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
82.40 - 85.00	3	144,735	0.2	10.88	83.3	657
85.01 - 90.00	33	1,251,723	1.8	10.99	89.5	634
90.01 - 95.00	153	5,874,103	8.4	11.13	94.6	634
95.01 - 100.00	1,471	62,542,312	89.6	10.90	99.9	642
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,315	51,769,949	74.2	10.94	99.2	639
1.00	35	2,755,102	3.9	11.53	99.6	664
2.00	231	11,879,249	17.0	10.48	99.8	646
3.00	79	3,408,573	4.9	11.68	98.7	634
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,532	62,607,382	89.7	10.79	99.2	637
Reduced	43	1,875,729	2.7	11.85	99.4	655
Stated Income / Stated Assets	85	5,329,761	7.6	12.10	99.5	674
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,660	69,812,872	100.0	10.92	99.3	641
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	187	15,577,489	22.3	10.35	99.2	657
Florida	106	4,732,113	6.8	11.24	99.3	645
New York	57	3,395,511	4.9	11.80	99.6	665
Minnesota	89	3,222,463	4.6	9.66	99.3	640
Texas	113	2,990,071	4.3	10.40	99.9	631
Illinois	66	2,487,496	3.6	11.31	99.0	629
Washington	55	2,453,659	3.5	11.10	98.7	633
Colorado	55	2,392,402	3.4	10.77	99.6	639
Arizona	54	2,333,339	3.3	11.16	99.5	658
Maryland	42	2,260,778	3.2	11.26	99.3	639
Nevada	37	1,886,362	2.7	11.32	99.2	620
Massachusetts	29	1,794,388	2.6	11.40	99.1	631
Georgia	50	1,714,799	2.5	11.55	99.1	622
Virginia	38	1,656,739	2.4	11.42	99.3	630
Missouri	58	1,633,750	2.3	11.32	99.2	628
Other	624	19,281,512	27.6	11.10	99.2	632
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,252	51,284,519	73.5	10.89	99.5	640
Refinance - Rate Term	187	8,340,497	11.9	11.54	98.5	638
Refinance - Cashout	221	10,187,857	14.6	10.56	98.7	646
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	275	13,758,204	19.7	10.06	99.8	645
Fixed Rate	1,385	56,054,668	80.3	11.13	99.1	640
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,343	54,581,248	78.2	10.92	99.2	639
PUD	140	6,560,329	9.4	10.87	99.3	641
Condo	133	5,770,745	8.3	10.82	99.2	645
2 Family	44	2,900,551	4.2	11.29	99.4	668
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,660	69,812,872	100.0	10.92	99.3	641
Total:	1,660	69,812,872	100.0	10.92	99.3	641

*

Note, for second liens, CLTV is employed in this calculation.